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                                                                    EXHIBIT 10.1



                                     FORM OF

                          MANAGEMENT SERVICES AGREEMENT

                                      AMONG

                         MACQUARIE INFRASTRUCTURE COMPANY LLC,
                         MACQUARIE INFRASTRUCTURE COMPANY INC.,
                            MACQUARIE YORKSHIRE LLC,
                              SOUTH EAST WATER LLC,
                        COMMUNICATIONS INFRASTRUCTURE LLC

                                       AND

                 MACQUARIE INFRASTRUCTURE MANAGEMENT (USA) INC.

                              Dated as of [ ], 2004
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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   DEFINITIONS

                                   Article II

                           APPOINTMENT OF THE MANAGER

Section 2.1 Appointment.......................................................14
Section 2.2 Initial Investment................................................14
Section 2.3 Agreement to Bind Subsidiaries....................................14
Section 2.4 Term..............................................................14

                                   Article III

                     SERVICES TO BE PERFORMED BY THE MANAGER

Section 3.1 Duties of the Manager.............................................15
Section 3.2 Obligations of the Company and the Managed Subsidiaries...........19

                                   Article IV

                              POWERS OF THE MANAGER

Section 4.1 Powers of the Manager.............................................21
Section 4.2 Delegation........................................................21
Section 4.3 Manager's Duties Exclusive........................................21

                                    Article V

                              INSPECTION OF RECORDS

Section 5.1 Books and Records.................................................22
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                                   Article VI

                            AUTHORITY OF THE COMPANY,
                    THE MANAGED SUBSIDIARIES AND THE MANAGER

                                   Article VII

                                 MANAGEMENT FEES

Section 7.1 Structuring Fee...................................................22
Section 7.2 Base Management Fees..............................................22
Section 7.3 Performance Fee...................................................23
Section 7.4 Registration Rights...............................................24
Section 7.5 Ability to Issue Trust Stock......................................24

                                  Article VIII

                      SECONDMENT OF OFFICERS BY THE MANAGER

Section 8.1 Secondment of CEO and CFO.........................................25
Section 8.2 Remuneration of CEO and CFO.......................................25
Section 8.3 Secondment of Additional Officers.................................25
Section 8.4 Removal of Seconded Officers......................................25
Section 8.5 Indemnification...................................................26

                                   Article IX

                              EXPENSE REIMBURSEMENT

Section 9.1 Company Expenses..................................................26

                                    Article X

                     RESIGNATION AND REMOVAL OF THE MANAGER

Section 10.1 Resignation by the Manager.......................................28
Section 10.2 Removal of the Manager...........................................28
Section 10.3 Withdrawal of Branding...........................................30
Section 10.4 Resignation of the Chairman and the Seconded Officers............30
Section 10.5 Directions.......................................................30

                                   Article XI

                                    INDEMNITY

Section 11.1 Indemnification of Manager.......................................30
Section 11.2 Indemnification of Company.......................................31
Section 11.3 Indemnification..................................................31
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                                   Article XII

                     LIMITATION OF LIABILITY OF THE MANAGER

Section 12.1 Limitation of Liability..........................................32
Section 12.2 Manager May Rely.................................................32

                                  Article XIII

                                  LEGAL ACTIONS

Section 13.1 Third Party Claims...............................................32

                                   Article XIV

                                  MISCELLANEOUS

Section 14.1 Obligation of Good Faith; No Fiduciary Duties....................33
Section 14.2 Compliance.......................................................33
Section 14.3 Effect of Termination............................................33
Section 14.4 Notices..........................................................33
Section 14.5 Captions.........................................................34
Section 14.6 Applicable Law...................................................34
Section 14.7 Amendment........................................................34
Section 14.8 Severability.....................................................34
Section 14.9 Entire Agreement.................................................34

Schedule I - Priority Protocol
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                                      iii
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            MANAGEMENT SERVICES AGREEMENT (this "AGREEMENT"), dated as of
[_________], 2004, among Macquarie Infrastructure Company LLC, a Delaware limited liability company (the "COMPANY"), Macquarie Infrastructure Company Inc., a Delaware corporation, Macquarie Yorkshire LLC, a Delaware limited liability company, South East Water LLC, a Delaware limited liability company, Communications Infrastructure LLC, a Delaware limited liability company (each a "MANAGED SUBSIDIARY" and, together with any directly owned Subsidiary of the Company as from time to time may exist and that has executed a counterpart of this Agreement in accordance with Section 2.3 herein, collectively, the "MANAGED SUBSIDIARIES"), and Macquarie Infrastructure Management (USA) Inc., a Delaware corporation (the "MANAGER"). Individually, each party hereto shall be referred to as a "PARTY" and collectively as the "PARTIES."

            WHEREAS, the Company and the Managed Subsidiaries have agreed to appoint the Manager to manage their business and affairs as herein described; and

            WHEREAS, the Manager has agreed to act as Manager on the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            "ADDITIONAL OFFERING" means for any Fiscal Quarter in which a Performance Fee is being calculated any offering of shares of Trust Stock other than shares of Trust Stock issued in connection with the Trust's initial public offering and concurrent private placement to the Manager in which the total number of shares of Trust Stock issued in such offering equals or exceeds [15]% of the total number of shares of Trust Stock issued and outstanding immediately prior to such offering; provided that "Additional Offering" shall not include

            (i) any issuance of shares of Trust Stock to the Manager pursuant to
      Article VII hereof;

            (ii) the issuance of any shares of Trust Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan; or

            (iii) the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or any such plan or program assumed by the Company or any of its subsidiaries.

            "ADDITIONAL OFFERING FOREIGN NET EQUITY VALUE" means the aggregate USD amount of the total proceeds from any Additional Offering which is to be applied to increase Foreign Net Equity Value.

            "ADDITIONAL OFFERING MACQUARIE INFRASTRUCTURE COMPANY TRUST ACCUMULATION INDEX" means, with respect to the relevant Additional Shares, the Additional Offering Macquarie Infrastructure Company Trust Accumulation Index calculated by Morgan Stanley Capital International Inc., in accordance with the methodology used to calculate the indices used in the calculation of clause (ii) of the Benchmark Return for the relevant Fiscal Quarter; provided that, in the event that the Macquarie Infrastructure Company Trust Accumulation Index is not calculated by Morgan Stanley Capital International Inc., the Manager shall cause the institution then used to calculate the Macquarie Infrastructure Company Trust Accumulation Index to calculate the Additional Offering Macquarie Infrastructure Company Trust Accumulation Index in accordance with the methodology used to calculate the indices used in the calculation of clause (ii) of the Benchmark Return for the relevant Fiscal Quarter.

            "ADDITIONAL OFFERING US NET EQUITY VALUE" means the aggregate USD amount of the total proceeds from any Additional Offering which is to be applied to increase US Net Equity Value.

            "ADDITIONAL OFFERING WEIGHTED AVERAGE PERCENTAGE CHANGE OF THE MSCI EUROPE UTILITIES INDEX" means the change in percentage terms for a relevant Fiscal Quarter calculated according to the following formula:

            Z2 = N2 x (Q2 - P2) / P2

            where

            Z2 = the Additional Offering Weighted Average Percentage Change Of The MSCI Europe Utilities Index;

            N2 = the percentage determined by dividing (i) the Additional Offering Foreign Net Equity Value by (ii) the sum of the Additional Offering Foreign Net Equity Value and the Additional Offering US Net Equity Value;

            P2 = the average closing MSCI Europe Utilities Index over the last 15 Trading Days ending immediately prior to the first day of trading of the relevant Additional Shares; and

            Q2 = the average closing MSCI Europe Utilities Index over the last 15 Trading Days of the current Fiscal Quarter, or over such lesser number of Trading Days from and including the first day of trading with respect to the Additional Shares through and including the Fiscal Quarter End Date of such Fiscal Quarter.

            "ADDITIONAL OFFERING WEIGHTED AVERAGE PERCENTAGE CHANGE OF THE MSCI US IMI/UTILITIES INDEX" means the change in percentage terms for a relevant Fiscal Quarter calculated according to the following formula:

            Y2 = J2 x (L2 - K2) / K2

            where

            Y2 = the Additional Offering Weighted Average Percentage Change Of The MSCI US IMI/Utilities Index;

            J2 = the percentage determined by dividing (i) the Additional Offering US Net Equity Value by (ii) the sum of the Additional Offering Foreign Net Equity Value and the Additional Offering US Net Equity Value;

            K2 = the average closing MSCI US IMI/Utilities Index over the last 15 Trading Days ending immediately prior to the first day of trading of the relevant Additional Shares; and

            L2 = the average closing MSCI US IMI/Utilities Index over the last 15 Trading Days of the current Fiscal Quarter, or over such lesser number of Trading Days from and including the first day of trading with respect to the Additional Shares through and including the Fiscal Quarter End Date of such Fiscal Quarter.

            "ADDITIONAL SHARES" means the aggregate number of shares of Trust Stock issued in an Additional Offering (including any shares issued pursuant to the exercise of an over-allotment option).

            "AFFILIATE" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or (ii) any officer, director, general member, member or trustee of such Person. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general members, or Persons exercising similar authority with respect to such Person or entity.

            "AGREEMENT" or "MANAGEMENT SERVICES AGREEMENT" means this Management Services Agreement, including all Exhibits and Schedules attached hereto, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

            "AUD" means the lawful currency of the Commonwealth of Australia.

            "BANKRUPTCY LAW" means title 11, United States Code or any similar federal or state law for the relief of debtors.

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            "BASE MANAGEMENT FEE" means in respect of a Fiscal Quarter:

            (i) where the Net Investment Value is less than or equal to USD500 million, 0.375% per Fiscal Quarter of the Net Investment Value,

            (ii) where the Net Investment Value is greater than USD500 million but less than or equal to USD1,500 million, USD1.875 million per Fiscal Quarter plus 0.3125% per Fiscal Quarter of such Net Investment Value exceeding USD500 million but not exceeding USD1,500 million, or

            (iii) where the Net Investment Value is greater than USD1,500 million, USD5.0 million per Fiscal Quarter plus 0.25% per Fiscal Quarter of such Net Investment Value exceeding USD1,500 million;

      adjusted on a pro rata basis if the Fiscal Quarter in respect of which the calculation is made is the Fiscal Quarter commencing on the Commencement Date;

      less

            (x) the USD amount of any fees paid by the Company or any of its Subsidiaries during the Fiscal Quarter to any individuals seconded to the Company pursuant to Article VIII, or to any officer, director, staff member or employee of the Manager or any Macquarie Affiliate, as compensation for serving as a director on the Board of Directors of the Company, any Subsidiary of the Company, or any company in which the Company or its Subsidiaries have invested, excluding amounts paid as reimbursement for expenses, in each case to the extent not subsequently paid to the Company or a Subsidiary of the Company;

            (y) the amount of any management fees other than performance-based management fees payable to the Manager or a Macquarie Affiliate in relation to the management of a Macquarie Managed Investment Vehicle for that Fiscal Quarter (calculated in USD using the applicable exchange rate on the last Business Day of such Fiscal Quarter) multiplied by the Company's percentage ownership in the Macquarie Managed Investment Vehicle on the last Business Day of the Fiscal Quarter; provided that, to the extent that such management fee accrues over a period in excess of any Fiscal Quarter, such management fee for any Fiscal Quarter will be estimated by the Manager and will be adjusted to actual in the Fiscal Quarter such fee becomes payable. For the avoidance of doubt such management fees do not include expense reimbursements or indemnities for Costs; and

            (z) all Base Management Fees previously earned in any Fiscal Quarter in relation to any Future Investment where it was determined conclusively during the relevant Fiscal Quarter that such Future Investment would not be made.

            "BENCHMARK RETURN" means the amount expressed in USD in respect of a Fiscal Quarter in accordance with the following formula:

            BR = BR1 + BR2

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            where

            BR = the Benchmark Return for the Fiscal Quarter;

            and

            (i)   BR1 = X1 x (Y1 + Z1)

                  where

                  BR1 = the Benchmark Return for the Fiscal Quarter applicable to all shares of Trust Stock other than those included in the calculation of BR2;

                  X1 = has the same meaning as "A1" in the definition of Return;

                  Y1 = the Weighted Average Percentage Change of the MSCI US IMI/Utilities Index over the Fiscal Quarter; and

                  Z1 = the Weighted Average Percentage Change of the MSCI Europe Utilities Index over the Fiscal Quarter.

            (ii)  BR2 = X2 x (Y2 + Z2)

                  where

                  BR2 = the Benchmark Return for the Fiscal Quarter applicable solely to the Additional Shares issued in an Additional Offering during the relevant Fiscal Quarter;

                  X2 = has the same meaning as "A2" in the definition of Return;

                  Y2 = the Additional Offering Weighted Average Percentage Change of the MSCI US IMI/Utilities Index over the period from and including the first day of trading with respect to any Additional Shares issued during the Fiscal Quarter for which a Performance Fee is being calculated, through and including the Fiscal Quarter End Date of such Fiscal Quarter; and

                  Z2 = the Additional Offering Weighted Average Percentage Change of the MSCI Europe Utilities Index over the period from and including the first day of trading with respect to any Additional Shares issued during the Fiscal Quarter for which a Performance Fee is being calculated, through and including the Fiscal Quarter End Date of such Fiscal Quarter.

            "BOARD" or "BOARD OF DIRECTORS" means, with respect to the Company, any Managed Subsidiary or any Subsidiary, as the case may be, the Board of Directors of the Company, such Managed Subsidiary or Subsidiary, or any committee of the Board of Directors that has been duly authorized by the Board of Directors to make a decision on the matter in

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question or bind the Company, such Managed Subsidiary or such Subsidiary, as the case may be, as to the matter in question.

            "BUSINESS" means the business of owning and operating businesses and making investments in the United States and elsewhere, as may be conducted or made, directly and indirectly, by the Company from time to time.

            "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in The City of New York.

            "CAD" means the lawful currency of Canada.

            "CHAIRMAN" means the Chairman of the Board of Directors of the Company.

            "CHIEF EXECUTIVE OFFICER" means the Chief Executive Officer of the Company, including any interim Chief Executive Officer.

            "CHIEF FINANCIAL OFFICER" means the Chief Financial Officer of the Company, including any interim Chief Financial Officer.

            "COMMENCEMENT DATE" has the meaning set forth in Section 2.4.

            "COMPANY" has the meaning set forth in the first paragraph of this Agreement.

            "COMPANY OFFICERS" means the Chief Executive Officer and the Chief Financial Officer and any other officer of the Company hereinafter appointed by the Board of Directors of the Company.

            "COMPENSATION COMMITTEE" means the Compensation Committee of the Board of Directors of the Company.

            "CONTRACTED ASSETS" means businesses, a majority of the revenues of which are derived from long-term contracts with other businesses or governments.

            "COSTS" includes costs, charges, fees, expenses, commissions, liabilities, losses, damages and Taxes and all amounts payable in respect of them or like amounts.

            "CUSTODIAN" means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

            "DELISTING EVENT" means a transaction or series of related transactions involving the acquisition of Trust Stock by third parties in an amount that results in the Trust Stock ceasing to be listed on a nationally recognized U.S. exchange or on the Nasdaq National Market because the Trust Stock ceased to meet the distribution and trading criteria of such exchange or market.

            "DEFICIT" means the aggregate amounts in USD in respect of each Fiscal Quarter since a Performance Fee has become due and payable (or, if a Performance Fee has not been paid, since the Commencement Date), not including the Fiscal Quarter in respect of which a

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calculation is being made, by which the Benchmark Return for each such Fiscal
Quarter exceeds the Return for that Fiscal Quarter (if any).

            "EARNINGS RELEASE DAY" means any Business Day that the Company releases to the public quarterly or annual historical consolidated financial information.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "FISCAL QUARTER" means (i) the period commencing on the Commencement Date and ending on [December 31], 2004, and (ii) any subsequent three-month period commencing on each of October 1, January 1, April 1 and July 1 and ending on the last day before the next such date.

            "FISCAL QUARTER END DATE" means the last day of a Fiscal Quarter.

            "FISCAL YEAR" means (i) the period commencing on the Commencement Date and ending on December 31, 2004 and (ii) any subsequent 12-month period commencing on January 1 and ending on December 31.

            "FOREIGN NET EQUITY VALUE" means the Net Equity Value for the portion of the Business held outside of the United States (measured in USD based on the then-applicable exchange rate) as determined by the Manager and approved by the Compensation Committee of the Company (which approval shall not be unreasonably withheld, delayed or conditioned).

            "FUTURE INVESTMENT" means a contractual commitment to invest represented by a definitive agreement.

            "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

            "INDEPENDENT DIRECTOR" means a director who (a) (i) is not an officer or employee of the Company, or an officer, director or employee of any of the Managed Subsidiaries or any Subsidiary, (ii) was not appointed as a director pursuant to the terms of this Agreement and (iii) is not affiliated with the Manager or any Macquarie Affiliate; and (b) complies with the independence requirements under the Exchange Act and the NYSE Rules.

            "INITIAL INVESTMENT" has the meaning set forth in Section 2.2.

            "INITIAL LEVEL OF THE ADDITIONAL OFFERING MACQUARIE INFRASTRUCTURE COMPANY TRUST ACCUMULATION INDEX" means the initial value designated at the time of the establishment of the relevant Additional Offering Macquarie Infrastructure Company Trust Accumulation Index, which shall be based on the offering price of the Additional Shares issued in the relevant Additional Offering.

            "INITIAL LEVEL OF THE MACQUARIE INFRASTRUCTURE COMPANY TRUST ACCUMULATION INDEX" means the initial value designated at the time of the establishment of the Macquarie Infrastructure Company Trust Accumulation Index, which shall be based on the initial public offering price of the Trust Stock.

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            "ISF" has the meaning set forth in Section 3.1(b)(iii).

            "LIABILITIES" has the meaning set forth in Section 11.1.

            "LLC AGREEMENT" means the Amended and Restated Operating Agreement of Macquarie Infrastructure Company LLC dated as of [______], 2004.

            "LLC INTEREST" means a limited liability company interest in the Company in accordance with the LLC Agreement.

            "MACQUARIE AFFILIATE" means any Affiliate of Macquarie Bank Limited other than the Trust, the Company, any Subsidiary of the Company or any Person who would be deemed a Macquarie Affiliate solely as a result of such Person's association with the Trust, the Company or any Subsidiary of the Company.

            "MACQUARIE INFRASTRUCTURE COMPANY TRUST ACCUMULATION INDEX" means the Macquarie Infrastructure Company Trust Accumulation Index as calculated by Morgan Stanley Capital International Inc., in accordance with the methodology used to calculate the indices used in the calculation of clause (i) of the Benchmark Return from time to time. In the event that the indices used in the calculation of the Benchmark Return are not calculated by Morgan Stanley Capital International Inc., the Manager may select another institution of comparable recognized standing that is not an Affiliate of the Manager to calculate the Macquarie Infrastructure Assets Trust Accumulation Index in a manner consistent with the methodology used to calculate the indices then used in the calculation of clause (i) of the Benchmark Return.

            "MACQUARIE MANAGED INVESTMENT VEHICLE" means an entity which is managed by the Manager or a Macquarie Affiliate where such Person receives remuneration, other than expense reimbursement or indemnity for Costs, for managing the entity.

            "MANAGED SUBSIDIARY" and "MANAGED SUBSIDIARIES" have the meanings set forth in the first paragraph of this Agreement.

            "MANAGER" has the meaning set forth in the first paragraph of this Agreement.

            "MARKET VALUE OF THE TRUST STOCK" means the product of (1) the average number of shares of Trust Stock issued and outstanding, other than treasury shares, during the last 15 Trading Days in the relevant Fiscal Quarter multiplied by (2) the volume weighted average trading price per share of Trust Stock traded on the NYSE over those 15 Trading Days.

            "MEMBER" with respect to the Company means the Trust as original Member and any successor to the original Member, in accordance with the terms of the LLC Agreement. "MEMBERS" means all Persons that at any time are Members of the Company.

            "MSCI EUROPE UTILITIES INDEX" means the total return equity index with that name calculated in USD and published by Morgan Stanley Capital International Inc. or, if that index ceases to be calculated or ceases to be publicly available, the nearest equivalent available index selected by the Manager and reasonably acceptable to the Compensation Committee of the

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Company that is (a) calculated by an institution of comparable recognized standing that is not an Affiliate of the Manager and (b) publicly available.

            "MSCI US IMI/UTILITIES INDEX" means the total return equity index with that name calculated in USD and published by Morgan Stanley Capital International Inc. or, if that index ceases to be calculated or ceases to be publicly available, the nearest equivalent available index selected by the Manager and reasonably acceptable to the Compensation Committee of the Company that is (a) calculated by an institution of comparable recognized standing that is not an Affiliate of the Manager and (b) publicly available.

            "NET EQUITY VALUE" means the fair value of the equity of the Business (as measured in USD, based on the then-applicable exchange rates, if applicable) as determined by the Manager and approved by the Compensation Committee of the Company (which approval shall not be unreasonably withheld, delayed or conditioned).

            "NET INVESTMENT VALUE" means:

            (a)   the Market Value of the Trust Stock; plus

            (b) the amount of any borrowings (other than intercompany borrowings) of the Company and its Managed Subsidiaries (but not including borrowings on behalf of any Subsidiary of the Managed Subsidiaries); plus

            (c) the value of Future Investments of the Company and/or any of its Subsidiaries other than cash or cash equivalents, as calculated by the Manager and approved by the Compensation Committee of the Company (which approval shall not be unreasonably withheld, delayed or conditioned); provided that such Future Investment has not been outstanding for more than two consecutive Fiscal Quarters; less

            (d) the aggregate amount held by the Company and its Managed Subsidiaries in cash or cash equivalents (but not including cash or cash equivalents held specifically for the benefit of any Subsidiary of a Managed Subsidiary).

            "NEW INVESTMENT VEHICLE" has the meaning set forth in Section 3.1(b)(iii).

            "NYSE" means the New York Stock Exchange, Inc.

            "NYSE RULES" means the rules of the New York Stock Exchange.

            "PERFORMANCE FEE" for a Fiscal Quarter means, if the Return for such Fiscal Quarter is greater than zero, 20% of the amount (if any) by which the Return for such Fiscal Quarter together with any Surplus exceeds the Benchmark Return for such Fiscal Quarter together with any Deficit.

            "PERFORMANCE TEST RETURN" means the amount expressed in percentage terms in accordance with the following formula:

            (C1 - B1) / B1

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            where

            B1 and C1 are as defined in the definition of Return.

            "PERFORMANCE TEST BENCHMARK RETURN" means the amount expressed in percentage terms in accordance with the following formula:

            Y1 + Z1

            where

            Y1 and Z1 are as defined in the definition of Benchmark Return.

            "PERSON" means any individual, company (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

            "REGULATED ASSETS" means businesses that are the sole or predominant providers of at least one essential service in their service areas and are regulated by government entities with reference to the level of revenue earned or charges imposed.

            "RETURN" means the amount expressed in USD in respect of a Fiscal Quarter in accordance with the following formula:

            R = R1 + R2

            where

            R = the Return for the Fiscal Quarter

            and

            (i)   R1 = A1 x (C1 - B1) / B1

                  where

                  R1 = the Return for the Fiscal Quarter applicable to all shares of Trust Stock other than those included in the calculation of R2;

                  A1 = the average number of shares of Trust Stock issued and outstanding, other than treasury shares, during the last 15 Trading Days in the previous Fiscal Quarter multiplied by the volume weighted average trading price per share of Trust Stock traded on the NYSE during such 15 Trading Days or, for the Fiscal Quarter commencing on the Commencement Date, the aggregate number of shares of Trust Stock issued and outstanding on the last closing date of the initial public offering (including the shares of Trust Stock issued to the Manager pursuant to Section 2.2) multiplied by the initial public offer price;

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                  B1 = the average of the daily closing Macquarie Infrastructure
                  Assets Trust Accumulation Index over the last 15 Trading Days of the previous Fiscal Quarter or, for the Fiscal Quarter Commencing on the Commencement Date, the Initial Level of the Macquarie Infrastructure Assets Trust Accumulation Index; and

                  C1 = the average of the daily closing Macquarie Infrastructure Assets Trust Accumulation Index over the last 15 Trading Days of the current Fiscal Quarter.

            (ii)  R2 = A2 x (C2 - B2) / B2

                  where

                  R2 = the Return for the Fiscal Quarter applicable solely to the Additional Shares issued during such Fiscal Quarter;

                  A2 = the number of such Additional Shares times the per share offer price for those Additional Shares;

                  B2 = the Initial Level of the Additional Offering Macquarie Infrastructure Assets Trust Accumulation Index applicable to such Additional Shares; and

                  C2 = the average of the daily closing Additional Offering Macquarie Infrastructure Assets Trust Accumulation Index applicable to such Additional Shares over the last 15 Trading Days of the current Fiscal Quarter, or over such lesser number of Trading Days from and including the first day of trading with respect to the Additional Shares through and including the Fiscal Quarter End Date of such Fiscal Quarter.

            "RULES AND REGULATIONS" means the rules and regulations promulgated under the Exchange Act or the Securities Act.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SERVICES" has the meaning set forth in Section 3.1(b).

            "SHARE PRICE PERIOD" means the 15 Trading Days beginning on the Trading Day immediately following a record date with respect to the payment of cash dividends relating to the most recent Fiscal Quarter; provided, however, that if either (i) the Company has not declared a cash dividend with respect to such Fiscal Quarter on or prior to the relevant Earnings Release Date or (ii) the Company has set a record date with respect to such cash dividend that is more than 45 days after the relevant Earnings Release Date related to such Fiscal Quarter, the Share Price Period shall begin on the third Trading Day following the Earnings Release Date.

            "STRUCTURING FEE" has the meaning set forth in Section 7.1.

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            "SUBSIDIARY" means, with respect to any Person, any corporation, company, joint venture, limited liability company, association or other entity in which such Person owns, directly or indirectly, more than 50% of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such entity.

            "SURPLUS" means the aggregate amounts in USD in respect of each Fiscal Quarter since a Performance Fee has become due and payable (or, if a Performance Fee has not been paid, since the Commencement Date), not including the Fiscal Quarter in respect of which a calculation is being made, by which the Return for each such Fiscal Quarter exceeds the Benchmark Return for that Fiscal Quarter.

            "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

            "TERMINATION DATE" means the date on which this Agreement and the obligations of the Manager hereunder terminate.

            "TERMINATION FEE" means the amount calculated as follows:


            the sum of (i) all accrued and unpaid Base Management Fees and Performance Fees for the period from the previous Fiscal Quarter End Date to the Delisting Event, using the price paid by an acquiror in the transaction or series of transactions that led to the Delisting Event to calculate such fees, plus (ii)(a) if the price stated in (i) above multiplied by the aggregate number of shares of Trust Stock issued and outstanding, other than treasury shares, on the date of the Delisting Event is less than $500 million, 10% of such value, or
(b) if the price stated in (i) above multiplied by the aggregate number of shares of Trust Stock issued and outstanding, other than treasury shares, on the date of the Delisting Event is greater than $500 million, $50 million plus 1.5% of the value in excess of $500 million.


            "THE MACQUARIE GROUP" means the Macquarie Group of companies, which comprises Macquarie Bank Limited and its subsidiaries and affiliates worldwide.

            "TRADING DAY" means a day during which trading in securities generally occurs on the NYSE or, if the Trust Stock is not listed on the NYSE, on the principal other national or regional securities exchange or interdealer quotation system on which the Trust Stock is then listed or quoted.

            "TRUST" means Macquarie Infrastructure Assets Trust, which holds one hundred percent (100%) of the ownership interest in the Company.

            "TRUST CERTIFICATE" means the certificates representing shares of Trust Stock.

            "TRUST STOCK" means the shares of beneficial interest of the Trust; provided that, in the event that all outstanding shares of beneficial interest of the Trust are exchanged for LLC Interests in accordance with the terms of the LLC Agreement, all references herein to "Trust Stock" or "shares of Trust Stock" shall automatically be deemed to refer to LLC Interests upon such exchange.

            "USD" means the lawful currency of the United States of America.

            "USER PAYS ASSETS" means businesses that are transportation-related and derive a majority of their revenues from a per use fee or charge.

            "US NET EQUITY VALUE" means the Net Equity Value for the portion of the Business held inside the United States as determined by the Manager and approved by the Compensation Committee of the Company (which approval shall not be unreasonably withheld, delayed or conditioned).

            "WEIGHTED AVERAGE PERCENTAGE CHANGE OF THE MSCI EUROPE UTILITIES INDEX" means the change in percentage terms for a period calculated according to the following formula:

            Z1 = N1 x (Q1 - P1) / P1

            where

            Z1 = the Weighted Average Percentage Change Of The MSCI Europe Utilities Index;

            N1 = the percentage of Net Equity Value attributable to the Foreign Net Equity Value on the last Business Day of the previous Fiscal Quarter;

            P1 = the average closing MSCI Europe Utilities Index over the last 15 Trading Days of the previous Fiscal Quarter, or where the current Fiscal Quarter commenced on the Commencement Date, the average closing MSCI Europe Utilities Index over the last 15 Trading Days immediately prior to the Commencement Date; and

            Q1 = the average closing MSCI Europe Utilities Index over the last 15 Trading Days of the current Fiscal Quarter.

            "WEIGHTED AVERAGE PERCENTAGE CHANGE OF THE MSCI US IMI/UTILITIES INDEX" means the change in percentage terms for a Fiscal Quarter calculated according to the following formula:

            Y1 = J1 x (L1 - K1) / K1

            where

            Y1 = the Weighted Average Percentage Change Of The MSCI US IMI/Utilities Index;

            J1 = the percentage of Net Equity Value attributable to the US Net Equity Value on the last Business Day of the previous Fiscal Quarter;

            K1 = the average closing MSCI US IMI/Utilities Index over the last 15 Trading Days of the previous Fiscal Quarter or, where the current Fiscal Quarter commenced on the Commencement Date, the average closing MSCI US IMI/Utilities Index over the last 15 Trading Days immediately prior to the Commencement Date; and

            L1 = the average closing MSCI US IMI/Utilities Index over the last 15 Trading Days of the current Fiscal Quarter.

                                   ARTICLE II

                           APPOINTMENT OF THE MANAGER

            Section 2.1 Appointment. The Company and each of the Managed Subsidiaries hereby jointly and severally agree to appoint the Manager to manage their business and affairs under the supervision and control of the Board of Directors of the Company and such Managed Subsidiary and to perform the Services in accordance with the terms of this Agreement.

            Section 2.2 Initial Investment. The Manager will acquire from the Company the number of shares of Trust Stock having an aggregate purchase price of $35 million, concurrently with the initial public offering of the Trust Stock (the "INITIAL INVESTMENT") and at a per share purchase price equal to the per share initial public offering price. The Initial Investment will be held for a period of not less than 12 months from the Commencement Date. At any time from and after the first anniversary of the Commencement Date, the Manager may dispose of 50% of the Initial Investment and may dispose the balance of the Initial Investment at any time from and after the third anniversary of the Commencement Date.

            Section 2.3 Agreement to Bind Subsidiaries. The Company covenants and agrees to cause any Managed Subsidiary created or acquired after the date of this Agreement to execute a counterpart of this Agreement agreeing to be bound by the terms hereunder.

            Section 2.4 Term. The Manager shall provide Services to the Company and its Managed Subsidiaries from the date of the closing of the initial public offering by the Trust and the Company (the "COMMENCEMENT DATE") until the termination of this Agreement in accordance with Article X.

                                   ARTICLE III

                     SERVICES TO BE PERFORMED BY THE MANAGER

            Section 3.1 Duties of the Manager. (a) Subject always to the oversight and supervision of the Board of Directors of the Company, the Manager will manage the Company's and the Managed Subsidiaries' business and affairs. In the performance of its duties, the Manager will comply with the provisions of the LLC Agreement, as amended from time to time, and the operating objectives, policies and restrictions of the Company in existence from time to time. The Company will promptly provide the Manager with all amendments to the LLC Agreement and all stated operating objectives, policies and restrictions of the Company approved by the Board of Directors of the Company and any other available information requested by the Manager.

            (b) The Manager further agrees and covenants that it will perform the following, referred to herein as the "SERVICES":

            (i) cause the carrying out of all day-to-day management, secretarial, accounting, administrative, liaison, representative, regulatory and reporting functions and obligations of the Company and the Managed Subsidiaries, and any such obligations of the Company with respect to the Trust;

            (ii) establish and maintain books and records for the Company and the Managed Subsidiaries consistent with industry standards and in compliance with the Rules and Regulations and with GAAP;

            (iii) identify, evaluate and recommend, through the Company Officers, acquisitions or investment opportunities from time to time; if the Board of Directors of the Company approves any acquisition or investment, negotiate and manage such acquisitions or investments on behalf of the Company; and thereafter manage those acquisitions or investments, as a part of the Company's Business hereunder, on behalf of the Company and any relevant Managed Subsidiary in accordance with this
      Section 3.1. To the extent acquisition or investment opportunities covered by the priority protocol set forth in Schedule I to this Agreement are offered to the Manager or to entities that are managed by subsidiaries of Macquarie Bank Limited within the Infrastructure and Specialized Funds Division (or any successor thereto) of the Macquarie Group ("ISF"), the Manager will offer any such acquisition or investment opportunities to the Company in accordance with such priority protocol unless the Chief Executive Officer notifies the Manager in writing that the acquisition or investment opportunity does not meet the Company's acquisition criteria, as determined by the Board of Directors from time to time. The Company acknowledges and agrees that (i) no Affiliate of the Manager has any obligation to offer any acquisition or investment opportunities covered by the priority protocol set forth in Schedule I to this Agreement to the Manager or to ISF; (ii) any Affiliate of the Manager is permitted to establish further investment vehicles that will seek to invest in infrastructure businesses in the United States (a "NEW INVESTMENT VEHICLE"); provided that the then-existing rights of the Company and the Managed Subsidiaries pursuant to this Agreement are preserved; and (iii) in the event that an acquisition or investment opportunity is offered to the Company by the Manager and the Company determines that it does not wish to pursue the acquisition or investment opportunity in full, any portion of the opportunity which the Company does not wish to pursue may be offered to any other Person, including a New Investment Vehicle or any other Macquarie Managed Investment Vehicle, in the sole discretion of the Manager or any of its Affiliates;

            (iv) attend to all matters necessary to ensure the professional management of any Business controlled by the Company;

            (v) identify, evaluate and recommend the sale of all or any part of the Business owned by the Company from time to time in accordance with the Company's criteria and policies then in effect and, if such proposed sale is approved by the Boards of Directors of the Company and any relevant Managed Subsidiary, negotiate and manage the execution of the sale on behalf of the Company and such relevant Managed Subsidiary;

            (vi) recommend and, if approved by the Board of Directors of the Company, use its reasonable efforts to procure the raising of funds whether by way of debt, equity or otherwise, including the preparation, review, distribution and promotion of any prospectus or offering memorandum in respect thereof, but without any obligation to provide such funds;

            (vii) recommend to the Board of Directors of the Company amendments and modifications to the LLC Agreement and this Agreement;

            (viii) recommend to the Board of Directors of the Company capital reductions including repurchases of LLC Interests and corresponding Trust Stock;

            (ix) recommend to the Board of Directors of the Company and, as applicable, the Board of Directors of the Managed Subsidiaries the appointment, hiring and dismissal (including all material terms related thereto) of officers, staff and consultants to the Company, the Managed Subsidiaries and any of their Subsidiaries, as the case may be;

            (x) cause the carrying out of maintenance to, or development of, any part of the Business or any asset of the Company or any Managed Subsidiary approved by the Board of Directors of the Company;

            (xi) when appropriate, recommend to the Board of Directors of the Company nominees of the Company as directors of the Managed Subsidiaries and any of their Subsidiaries or companies in which the Company, the Managed Subsidiaries or any of their Subsidiaries has made an investment;

            (xii) recommend to the Board of Directors of the Company the payment of dividends and interim dividends to its Members;

            (xiii) prepare all necessary budgets for submission to the Board of Directors of the Company for approval;

            (xiv) make recommendations to the Board of Directors of the Company and the Managed Subsidiaries for the appointment of auditors, accountants, legal counsel and other accounting, financial or legal advisers and technical, commercial, marketing or other independent experts;

            (xv) make recommendations with respect to the exercise of the voting rights to which the Company is entitled in respect of its investments;

            (xvi) recommend and, subject to approval of the Company's Board of Directors, provide or procure all necessary technical, business management and other resources for Subsidiaries of the Company, including the Managed Subsidiaries, and any other entities in which the Company has made an investment;

            (xvii) do all things necessary on its part to enable compliance by the Company and each Managed Subsidiary, as applicable, with:

                  (A) the requirements of applicable law, including the Rules and Regulations or the rules, regulations or procedures of any foreign, federal, state or local governmental, judicial, regulatory or administrative authority, agency or commission; and

                  (B) any contractual obligations by which the Company or any Managed Subsidiary is bound;

            (xviii) prepare and, subject to the approval of the Company's Board of Directors (which approval shall not be unreasonably withheld, delayed or conditioned), arrange to be filed on behalf of the Company with the Securities and Exchange Commission, any other applicable regulatory body, the NYSE or any other applicable stock exchange or automated quotation system, in a timely manner, all annual, quarterly, current and other reports the Company is required to file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act;

            (xix) attend to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of the Company or any Managed Subsidiary, subject to approval by the relevant Board of Directors of the Company or any such Managed Subsidiary;

            (xx) attend to the timely calculation and payment of Taxes payable, and the filing of all Tax returns due, by the Company and each of its Subsidiaries;

            (xxi) attend to the opening, closing, operation and management of all the Company and Managed Subsidiary bank accounts and the Company and Managed Subsidiary accounts held with other financial institutions, including making any deposits and withdrawals reasonably necessary for the management of the Company's and the Managed Subsidiaries' day-to-day operations;

            (xxii) cause the consolidated financial statements of the Company and its Subsidiaries for each Fiscal Year to be prepared and quarterly interim financial statements to be prepared in accordance with applicable accounting principles for review and audit at least to such extent and with such frequency as may be required by law or regulation;

            (xxiii) recommend the arrangements for the holding and safe custody of the Company's property including the appointment of custodians or nominees;

            (xxiv) manage litigation in which the Company or any Managed Subsidiary is sued or commence litigation after consulting with, and subject to the approval of, the Board of Directors of the Company or such Managed Subsidiary;

            (xxv) carry out valuations of any of the assets of the Company or any of its Subsidiaries or arrange for such valuation to occur as and when the Manager deems necessary or desirable in connection with the performance of its obligations hereunder, or as otherwise approved by the Board of Directors of the Company;

            (xxvi) make recommendations in relation to and effect the entry into insurance of the assets of the Company, the Managed Subsidiaries and their Subsidiaries, together with other insurances against other risks, including directors' and officers' insurance, as the Manager and the Board of Directors of the Company or any Managed Subsidiary, as applicable, may from time to time agree; and

            (xxvii) provide all such other services as may from time to time be agreed with the Company, including any and all accounting and investor relations services (such as the preparation and organization of communications with shareholders and shareholder meetings) and all other duties reasonably related to the day-to-day operations of the Company and the Managed Subsidiaries.

            (c) In addition, the Manager must:

            (i) obtain professional indemnity insurance and fraud and other insurance and maintain such coverage as is reasonable having regard to the nature and extent of the Manager's obligations under this Agreement;

            (ii) exercise all due care, loyalty, skill and diligence in carrying out its duties under this Agreement as required by applicable law;

            (iii) provide the Board of Directors of the Company and/or the Compensation Committee with all information in relation to the performance of the Manager's obligations under this Agreement as the Board of Directors and/or the Compensation Committee may reasonably request;

            (iv) promptly deposit all moneys payable to the Company or the Managed Subsidiaries, as the case may be, to a bank account held in the name of the Company or the Managed Subsidiaries, as applicable;

             (v) ensure that all property of the Company and the Managed Subsidiaries is clearly identified as such, held separately from property of the Manager and, where applicable, in safe custody;

            (vi) ensure that all property of the Company and the Managed Subsidiaries (other than money to be deposited to any bank account of the Company or the Managed Subsidiaries, as the case may be) is transferred to or otherwise held in the name of the Company or the Managed Subsidiaries, as the case may be, or any nominee or custodian appointed by the Company or the Managed Subsidiaries, as the case may be;

            (vii) prepare detailed papers and agendas for scheduled meetings of the Boards of Directors (and all committees thereof) of the Company and the Managed Subsidiaries that, where applicable, contain such information as is reasonably available to the Manager to enable the Boards of Directors (and any such committees) to base their opinion; and

            (viii) in conjunction with the papers referred to in paragraph (vii) above, prepare or cause to be prepared reports to be considered by the Boards of Directors of the Company and the Managed Subsidiaries (or any applicable committee thereof) in accordance with the Company's internal policies and procedures (1) on any acquisition, investment or sale of any part of the Business proposed for consideration by such Boards of Directors, (2) on the management of the Business and (3) otherwise in respect of the performance of the Manager's obligations under this Agreement, in each case that the Company may require and in such form that the Company and the Manager agree or as otherwise reasonably requested by the Board of Directors of the Company (or such committee).

            (d) In connection with the performance of its obligations under this Agreement, the Manager shall obtain approval of the Company's and any relevant Managed Subsidiary's Board of Directors, in each case in accordance with the Company's internal policy regarding action requiring Board approval or as otherwise determined by the such Board of Directors or the Company Officers.

            Section 3.2 Obligations of the Company and the Managed Subsidiaries.
(a) The Company and the Managed Subsidiaries will do all things reasonably necessary on their part as requested by the Manager consistent with the terms of this Agreement to enable the Company, the Managed Subsidiaries and the Manager, as the case may be, to fulfill their obligations under this Agreement.

            (b)   The Company and the Managed Subsidiaries must ensure that:

            (i) each of their officers and employees, each of their Subsidiaries and each of their Subsidiaries' officers and employees act in accordance with the terms of this Agreement and the reasonable directions of the Manager in fulfilling its obligations and exercising its powers under this Agreement; and

            (ii) the Company, the Managed Subsidiaries and each of their Subsidiaries provide to the Manager all reports (including monthly management reports and all other relevant reports) which the Manager may reasonably require and on such dates as the Manager may reasonably require.

            (c) During the term of this Agreement, the Company must not (i) issue LLC Interests or cause the Trust to issue or sell Trust Stock, (ii) amend the LLC Agreement, (iii) make a decision to or effect a purchase or sale of any assets of the Company or any Managed Subsidiary, or (iv) effect any capital reduction, including a repurchase of Trust Stock or LLC Interests, in each case without requesting and considering a recommendation from the Manager in relation to the same. Notwithstanding the foregoing, without the prior written consent of the Manager, the Company will not (x) make a decision to acquire or purchase, or effect the acquisition or purchase of, any assets or businesses unless in the reasonable opinion of the Board of Directors of the Company the acquisition or purchase could not be expected to negatively affect the ability of the Trust to maintain its dividend per share of Trust Stock in accordance with the then existing dividend policy of the Company, or (y) amend any provision of the LLC Agreement that affects the rights of the Manager thereunder or hereunder.

            (d) The Company agrees that it will, and will cause each of its wholly owned Subsidiaries to, give Macquarie Affiliates preferred provider status in respect of any financial advisory services to be contracted for by the Company or any of its wholly owned Subsidiaries, including, but not limited to, asset acquisitions, refinancings, advice on mergers and acquisitions, debt and equity raising, hedging activities and the like. Such services will be contracted for on an arm's-length basis on market terms and will be subject to approval by the Independent Directors in accordance with the Company's internal policies related to conflicts of interest and related party transactions. The Independent Directors may take whatever measures they deem prudent to confirm the arm's length basis of any fees to be paid to any Macquarie Affiliate. Any fees payable to any Macquarie Affiliate in respect of such financial advisory services will be in addition to all amounts owing under Article VII.

            (e) The Company agrees that, in connection with the performance of its obligations hereunder, the Manager may recommend to the Company, and on behalf of the Company may engage, in transactions with any of its Affiliates, including any Macquarie Affiliates, provided that any such transactions will be subject to the Company's internal policies regarding conflicts of interest and related party transactions.

            (f) The Company will ensure that it maintains at least three Independent Directors.

            (g) The Company will take any and all actions necessary to ensure that it does not become an "investment company" as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, as such Section may be amended from time to time, or any successor provision thereto.

            (h) The Company shall grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, to the Manager and to each director, officer and employee of the Manager, in their respective capacities as agents of the Company, in each case to the fullest extent of the provisions of the LLC Agreement with respect to the indemnification and advancement of expenses of directors and officers of the Company, and shall maintain adequate directors' and officers' insurance customary for publicly traded companies with comparable market capitalization, at its expense.



                                   ARTICLE IV

                              POWERS OF THE MANAGER

            Section 4.1 Powers of the Manager. (a) The Manager shall have no power to enter into any contract or subject the Company or the Managed Subsidiaries to any obligation, such power to be the sole right and obligation of the Company, acting through its Board of Directors and/or Company Officers, or of the applicable Managed Subsidiary, acting through its Board of Directors and/or officers.

            (b) In accordance with the terms of the LLC Agreement, for so long as the Manager or any Macquarie Affiliate holds shares of Trust Stock with an aggregate value of $5.0 million, based on the per share price of the shares sold in the initial public offering (as adjusted to reflect any subsequent stock splits or similar recapitalizations), the Manager shall have the right to appoint one suitably qualified person as a director of the Company's Board of Directors and an alternate for such appointee, and such director, or alternate if applicable, shall serve as the Chairman. The Company shall cause such director to be appointed as Chairman of the Board of Directors, and such alternate to be appointed as alternate therefor, as soon as reasonably practicable after notice of such appointment has been given to the Company by the Manager.

            (c) The Manager shall have the power to engage any agents (including real estate agents and managing agents), valuers, contractors and advisors (including accounting, financial, tax and legal advisors) that it deems necessary or desirable in connection with the performance of its obligations hereunder, which costs therefor will be subject to reimbursement under Section 9.1(k), subject to applicable law.

            Section 4.2 Delegation. The Manager may delegate or appoint (a) any Macquarie Affiliate as an agent, at its expense, in respect of all or any of its duties and powers to manage the Business and affairs of the Company or (b) any other Person as agent, at its expense, in respect of any of its duties and powers to manage the Business and affairs of the Company which, in its sole discretion, are not critical to the ability of the Manager to perform its obligations hereunder; provided, however, that in either case the Manager shall not be relieved of any of its responsibilities or obligations to the Company as a result of such delegation. The Manager shall be permitted to share Company information with its appointed agents subject to appropriate confidentiality arrangements.

            Section 4.3 Manager's Duties Exclusive. The Company and the Managed Subsidiaries agree that during the term of this Agreement the duties and obligations imposed on the Manager under Article III are to be performed exclusively by the Manager or its delegates or agents and the Company and the Managed Subsidiaries will not, through the exercise of the powers of their employees, Boards of Directors or their shareholders or members, as the case may be, perform the duties and obligations to be performed by the Manager except in circumstances where it is necessary to do so to comply with applicable law or as otherwise agreed by the Manager in writing.



                                    ARTICLE V

                              INSPECTION OF RECORDS

            Section 5.1 Books and Records. At all reasonable times and on reasonable notice, any person authorized by the Company or by any of the Managed Subsidiaries may inspect and audit the records and books of the Manager kept pursuant to this Agreement.



                                   ARTICLE VI

                            AUTHORITY OF THE COMPANY,
                    THE MANAGED SUBSIDIARIES AND THE MANAGER

            Each Party represents to the others that it is duly authorized with full power and authority to execute, deliver and perform this Agreement. The Company and each Managed Subsidiary represents that the engagement of the Manager has been duly authorized by the Company and each Managed Subsidiary and is in accordance with all governing documents of the Company and each Managed Subsidiary.



                                   ARTICLE VII

                                 MANAGEMENT FEES

            For the services provided and the expenses assumed pursuant to this Agreement, the Company and the Managed Subsidiaries will pay the Manager, and the Manager agrees to accept as full compensation therefor, the fees set forth in this Article VII.


            Section 7.1 Structuring Fee. Within five Business Days of the Commencement Date, the Company and the Managed Subsidiaries will pay the Manager in cash a fee (the "STRUCTURING FEE") in the total amount of USD8,000,000. The Structuring Fee will be allocated between the Company and the Managed Subsidiaries in accordance with the Company's corporate allocation policy and otherwise in accordance with GAAP.


            Section 7.2 Base Management Fees. (a) The Manager is entitled to receive a Base Management Fee in respect of each Fiscal Quarter.

            (b) The Base Management Fee for a Fiscal Quarter is to be calculated by the Manager as of the Fiscal Quarter End Date for the relevant Fiscal Quarter and notice of such

Base Management Fee calculation shall be provided to the Company and the Compensation Committee within 20 Business Days after that Fiscal Quarter End Date.

            (c) The Base Management Fee calculated pursuant to Section 7.2(b) above will be allocated between the Company and the Managed Subsidiaries in accordance with the Company's corporate allocation policy and otherwise in accordance with GAAP.

            (d) The Base Management Fee to which the Manager is entitled under this Section 7.2 is payable in cash by the Company and the Managed Subsidiaries (in accordance with the allocation pursuant to Section 7.2(c) above) to the Manager within 10 Business Days of receipt by the Company of notification pursuant to Section 7.2(b), subject to Section 7.2(e).

            (e) The Manager has the right but not the obligation to invest all or a portion of the Base Management Fee to which the Manager is entitled under this Section 7.2 in Trust Stock.

            (i) If the Manager determines to invest all or any portion of its Base Management Fee with respect to a Fiscal Quarter in Trust Stock, the Manager shall be entitled to purchase, upon payment, that number of shares of Trust Stock equal to such amount of the Base Management Fee divided by the volume weighted average trading price of a share of Trust Stock during the Share Price Period beginning after the relevant Fiscal Quarter.

            (ii) In the event the Manager determines to invest all or any portion of its Base Management Fee in Trust Stock, it shall notify the Company and the Compensation Committee at the time of the notification pursuant to Section 7.2(b) and the Trust Stock shall be issued to the Manager on the Business Day immediately following the last day of the relevant Share Price Period. The Manager may apply amounts owing to it pursuant to this Section 7.2 against amounts payable by the Manager in relation to the subscription for Trust Stock.

            Section 7.3 Performance Fee. (a) The Manager shall be entitled to receive the applicable Performance Fee, if any, in respect of each Fiscal Quarter.

            (b) The Performance Fee, Performance Test Return and Performance Test Benchmark Return for a Fiscal Quarter is to be calculated by the Manager as of the Fiscal Quarter End Date for the relevant Fiscal Quarter and notice of such Performance Fee, Performance Test Return and Performance Test Benchmark Return, including the calculation thereof, shall be provided to the Company and the Compensation Committee within 20 Business Days after that Fiscal Quarter End Date.

            (c) The Performance Fee calculated pursuant to Section 7.3(b) above will be allocated between the Company and the Managed Subsidiaries in accordance with the Company's corporate allocation policy and otherwise in accordance with GAAP.

            (d) The Performance Fee, if any, to which the Manager is entitled under this clause is payable in cash by the Company and the Managed Subsidiaries (in accordance with the allocation pursuant to Section 7.3(c) above) to the Manager within 10 Business Days of receipt by the Company of notification pursuant to Section 7.3(b), subject to Section 7.3(e).

            (e) The Manager has the right but not the obligation to invest all or a portion of the Performance Fee to which the Manager is entitled under this
Section 7.3 in Trust Stock.

            (i) If the Manager determines to invest all or any portion of its Performance Fee with respect to a Fiscal Quarter in Trust Stock, the Manager shall be entitled to purchase, upon payment, that number of shares of Trust Stock equal to such amount of the Performance Fee divided by the volume weighted average trading price of a share of Trust Stock during the Share Price Period beginning after the relevant Fiscal Quarter End Date.

            (ii) In the event the Manager determines to invest all or any portion of its Performance Fee in Trust Stock, it shall notify the Company and the Compensation Committee at the time of the notification pursuant to
      Section 7.3(b) and the Trust Stock shall be issued to the Manager on the Business Day immediately following the last day of the relevant Share Price Period. The Manager may apply amounts owing pursuant to this Section
      7.3 against amounts payable by the Manager in relation to the subscription for Trust Stock.

            (f) The Manager will notify the Company and the Compensation Committee of the Net Equity Value, Foreign Net Equity Value and US Net Equity Value, and the calculations thereof, to be applied in the calculation of the Performance Fees payable in the then current Fiscal Quarter within 30 Business Days of the Fiscal Quarter End Date for the immediately prior Fiscal Quarter or, in the case of the initial Fiscal Quarter, within 30 Business Days of the Commencement Date.

            (g) The Manager will notify the Company and the Compensation Committee of the Additional Offering Foreign Net Equity Value and Additional Offering US Net Equity Value, and the calculations thereof, to be applied in the calculation of the Performance Fees payable in the then current Fiscal Quarter within 30 Business Days of the first day of trading of the relevant Additional Offering.

            Section 7.4 Registration Rights. On the Commencement Date, the Company and the Manager will enter into a registration rights agreement whereby the Company shall undertake to register with the Securities and Exchange Commission the offer and resale of any shares of Trust Stock purchased by the Manager, including shares of Trust Stock purchased as the Initial Investment pursuant to Section 2.2 and shares of Trust Stock purchased pursuant to this
Article VII.

            Section 7.5 Ability to Issue Trust Stock. The Company will, and will cause the Trust to, at all times have reserved a sufficient number of LLC Interests and shares of Trust Stock, respectively, to enable the Manager to invest all reasonably foreseeable fees received in shares of Trust Stock.

                                  ARTICLE VIII

                      SECONDMENT OF OFFICERS BY THE MANAGER

            Section 8.1 Secondment of CEO and CFO. The Manager will arrange for the secondment to the Company on a wholly dedicated basis of individuals acceptable to the Company's Board of Directors to serve as Chief Executive Officer and Chief Financial Officer. The Company's Board of Directors will elect the seconded Chief Executive Officer and Chief Financial Officer as Officers of the Company in accordance with the terms of the LLC Agreement.

            Section 8.2 Remuneration of CEO and CFO. (a) The Chief Executive Officer and Chief Financial Officer seconded to the Company pursuant to this
Article VIII will, at all times, remain employees of, and be remunerated by, the Manager or a Macquarie Affiliate. The services performed by the Chief Executive Officer and the Chief Financial Officer will be provided at the cost of the Manager or a Macquarie Affiliate.

            (b) In establishing the level of remuneration for each of the Chief Executive Officer and the Chief Financial Officer, the Manager or a Macquarie Affiliate will reflect the following considerations:

            (i) the standard remuneration guidelines as adopted by the Manager or a Macquarie Affiliate from time to time;

            (ii) assessment by the Manager or a Macquarie Affiliate of the respective individual's performance, the Manager's performance and the performance, financial or otherwise, of the Company and its Subsidiaries; and

            (iii) assessment by the Board of Directors of the Company of the respective individual's performance and the performance of the Manager.

            (c) The Manager will disclose the amount of remuneration of the Chief Executive Officer and Chief Financial Officer to the Board of Directors of the Company to the extent required for the Company to comply with the requirements of applicable law, including the Rules and Regulations.

            Section 8.3 Secondment of Additional Officers. The Manager and the Board of Directors of the Company may agree from time to time that the Manager will second to the Company one or more additional individuals to serve as officers of the Company, upon such terms as the Manager and the Board of Directors of the Company may mutually agree. Any such individuals will have such titles and fulfill such functions as the Manager and the Company may mutually agree.

            Section 8.4 Removal of Seconded Officers. The Board of Directors of the Company, after due consultation with the Manager, may at any time request that the Manager replace any individual seconded to the Company as provided in this Article VIII and the Manager shall, as promptly as practicable, replace any individual with respect to whom the Board of Directors shall have made its request.

            Section 8.5 Indemnification. The Company shall grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, to any individuals seconded to the Company as provided in this Article VIII in their respective capacities and in each case to the fullest extent of the provisions of the LLC Agreement.



                                   ARTICLE IX

                              EXPENSE REIMBURSEMENT

            Section 9.1 Company Expenses. The Company and the Managed Subsidiaries agree, jointly and severally, to indemnify and reimburse the Manager for, or pay on demand, all Costs incurred in relation to the proper performance of its powers and duties under this Agreement or in relation to the administration or management of the Company. All Costs incurred by the Manager to be reimbursed hereunder shall be included in the annual budget for the Company to be approved by the Company's Board of Directors and shall be subject to review and approval by the Audit Committee of the Board of Directors of the Company. This includes, but is not limited to, Costs incurred by the Manager with respect to:

            (a) the performance by the Manager of its obligations under this Agreement;

            (b) all fees required to be paid to the Securities and Exchange Commission;

            (c) the acquisition, disposition, insurance, custody and any other transaction in connection with assets of the Company or any Managed Subsidiary, provided that no reimbursement will be made except for Costs that have been authorized by the Company and the relevant Managed Subsidiary;

            (d) any proposed acquisition, disposition or other transaction in connection with an investment provided that no reimbursement will be made except for Costs that have been authorized by the Company and the relevant Managed Subsidiary;

            (e) the administration or management of the Company, the Managed Subsidiaries and the Business, including travel and accommodation expenses and all expenses of the relevant Boards of Directors and committees thereof, including Director compensation and out of pocket reimbursement. The Manager appointed member of the Company's Board of Directors shall only receive out of pocket reimbursement for Board participation;

            (f) financing arrangements on behalf of the Company or any Managed Subsidiary or guarantees in connection with the Company or any Managed Subsidiary, including hedging Costs;

            (g)   stock exchange listing fees;

            (h) underwriting of any offer and sale of Trust Stock, including underwriting fees, handling fees, costs and expenses, amounts payable under indemnification or reimbursement provisions in the underwriting agreement and any amounts becoming payable in respect of any breach (other than for negligence, fraud or breach of duty) by the Manager of its obligations, representations or warranties (if any) under any such underwriting agreement;

            (i) convening and holding meetings of holders of Trust Stock, Members or shareholders, as the case may be, the implementation of any resolutions and communications with holders of Trust Stock or Members or shareholders, as the case may be, and attending any meetings of shareholders, Members, Boards of Directors or committees of the Company or the Managed Subsidiaries;

            (j) Taxes incurred by the Manager on behalf of the Company or any Subsidiary (including any amount charged by a supplier of goods or services or both to the Manager by way of or as a reimbursement for value added taxes) and financial institution fees;

            (k) the engagement of agents (including real estate agents and managing agents), valuers, contractors and advisers (including accounting, financial, tax and legal advisers) whether or not the agents, valuers, contractors or advisers are associates of the Manager;

            (l) engagement of auditors for the preparation and audit of financial statements and tax returns of the Company and the Managed Subsidiaries;

            (m) termination of this Agreement and the retirement or removal of the Manager and the appointment of a replacement;

            (n) any court proceedings, arbitration or other dispute concerning the Company or any of the Managed Subsidiaries, including proceedings against the Manager, except to the extent that the Manager is found by a court to have acted with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under this Agreement, or engaged in fraudulent or dishonest acts, in which case any expenses paid or reimbursed under this Section 9.1(n) must be repaid;

            (o) advertising Costs of the Company or any of the Managed Subsidiaries generally;

            (p) any Costs related to promoting the Company, including Costs associated with investor relations activities; and

            (q)   complying with any other applicable law or regulation.

                                    ARTICLE X

                     RESIGNATION AND REMOVAL OF THE MANAGER

            Section 10.1 Resignation by the Manager. (a) The Manager may resign from its appointment as Manager and terminate this Agreement upon 90 days' written notice to the Company. If the Manager resigns pursuant to this Section 10.1(a), until the date on which the resignation becomes effective, the Manager will, upon request of the Board of Directors of the Company, use reasonable efforts to assist the Board of Directors of the Company to find replacement management.

            (b)   If there is a Delisting Event , then

            (i) (A) any proceeds from the sale, lease or exchange of assets of the Company or any of its Subsidiaries in excess of 15% of the Value of the Trust as calculated by multiplying the price stated in (i) in the definition of Termination Fee by the aggregate number of shares of Trust Stock issued and outstanding, other than treasury shares on the date of the Delisting Event shall be reinvested in new assets of the Company within six months of the related sale date without the prior written approval of the Manager;

                  (B) neither the Company nor any of its Subsidiaries shall
            incur any new indebtedness and neither the Company nor any of its Subsidiaries shall engage in any transactions with the shareholders of the Company or Affiliates of shareholders of the Company without the prior written approval of the Manager; and

                  (C) the Macquarie Group shall no longer have any obligation to provide investment opportunities to the Company pursuant to the Priority Protocol on Schedule 1 hereto, which Priority Protocol shall terminate immediately; and

            (ii) the Manager, in its sole discretion, shall have the right to elect to provide a proposal for an alternate method to calculate fees on substantially similar terms as set forth in this Agreement to act as Manager to the Board of Directors for approval, which approval shall not be unreasonably withheld or delayed; or

            (iii) the Manager may elect to terminate the Agreement upon 30 days' written notice and be paid the Termination Fee within 45 days of such notice.

            Section 10.2 Removal of the Manager. (a) The Manager's appointment and this Agreement may be terminated upon notice of the Board of Directors of the Company only if:

            (i) the Performance Test Return (as calculated by the Manager and approved by the Compensation Committee as of a Fiscal Quarter End Date (which approval shall not be unreasonably withheld, delayed or conditioned)) is both:

                  (A) less than the number calculated by:

                        i) multiplying the Performance Test Benchmark Return (as calculated by the Manager and approved by the Compensation Committee as of such Fiscal Quarter End Date (which approval shall not be unreasonably withheld, delayed or conditioned)) by 0.7 if such Performance Test Benchmark Return is greater than 0 or

                        ii) multiplying the Performance Test Benchmark Return (as calculated by the Manager and approved by the Compensation Committee as of such Fiscal Quarter End Date) by 1.3 if such Performance Test Benchmark Return is less than 0; and

                  (B) less than the number calculated by subtracting 0.025 (2.5 percent) from the Performance Test Benchmark Return (as calculated by the Manager and approved by the Compensation Committee as of such Fiscal Quarter End Date (which approval shall not be unreasonably withheld, delayed or conditioned))

      in 16 out of 20 consecutive Fiscal Quarters prior to and including the most recent full Fiscal Quarter and the holders of a minimum of 66 2/3% of Trust Stock, excluding from such calculation any Trust Stock owned by the Manager or any Macquarie Affiliate, vote to remove the Manager;

            (ii) the Manager pursuant to or within the meaning of any Bankruptcy Law:

                         (A)  commences a voluntary case;

                         (B) consents to the entry of an order for relief against it in an involuntary case;

                         (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

                         (D) makes a general assignment for the benefit of its creditors;

            (iii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                        (A) is for relief against the Manager in an involuntary case;

                        (B) appoints a Custodian of the Manager or for all or substantially all of its property; or

                        (C)   orders the liquidation of the Manager;

      and the order or decree remains unstayed and in effect for 90 days;

            (iv) the Manager is in material breach of its obligations under this Agreement and such breach continues for a period of 60 days after notice thereof is given; or

            (v) the Manager shall have (A) acted with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under this Agreement or (B) engaged in fraudulent or dishonest acts.

            (b) If the Manager's appointment is terminated pursuant to this
Section 10.2, all directors, executives, employees, representatives, secondees, assignees and delegates of the Manager and its Affiliates within ISF who are performing the services that are the subject of this Agreement will cease work at the date of the Manager's termination or at any other time as determined by the Manager.

            Section 10.3 Withdrawal of Branding. Upon termination of this Agreement pursuant to Sections 10.1(a), 10.1(b) and within 30 days of termination pursuant to Section 10.2, the Company and the Managed Subsidiaries will cease to use, and will cause their Subsidiaries to cease to use, the Macquarie brand entirely including (without limitation) changing their respective names, and causing the Trust to change its name, to remove any reference to "Macquarie" or the "Macquarie Group, provided that, to the extent the Board of Directors of the Company deems it necessary or advisable, the Trust, the Company and the Managed Subsidiaries may use "Macquarie" when referencing their previous names.

            Section 10.4 Resignation of the Chairman and the Seconded Officers. Upon the termination of this Agreement, each of the Chairman, his or her alternate, the Chief Executive Officer, the Chief Financial Officer and any other individuals seconded to the Company pursuant to Article VIII shall resign his or her respective position with the Company.

            Section 10.5 Directions. After a written notice of termination has been given under this Article X, the Company may direct the Manager to undertake any actions necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things necessary to bring the appointment of the Manager to an end, and the Manager will comply with all such reasonable directions. In addition, the Manager must at the Company's expense deliver to new management or the Company any books or records held by the Manager under this Agreement and must execute and deliver such instruments and do such things as may reasonably be required to permit new management of the Company to effectively assume its responsibilities.



                                   ARTICLE XI

                                    INDEMNITY

            Section 11.1 Indemnification of Manager. The Company and each Managed Subsidiary, jointly and severally, agrees to indemnify the Manager, any controlling person of the Manager, and each of their respective directors, officers, employees, agents, Affiliates and representatives (each, an "INDEMNIFIED PARTY") and hold each of them harmless against any and all losses, (including lost profits) claims, damages, expenses or liabilities, joint or several (collectively, "LIABILITIES"), to which the Indemnified Parties may become liable, directly or indirectly, arising out of, or relating to, this Agreement, unless it is finally judicially determined that the Liabilities resulted from the gross negligence, willful misconduct, bad faith or reckless disregard of duty of any Indemnified Party or fraudulent or dishonest acts of such Indemnified Party. The Company and the Managed Subsidiaries further agree to reimburse each Indemnified Party immediately upon request for all expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in any action, claim, suit, proceeding or investigation, directly or indirectly, arising out of, or relating to, this Agreement or the Manager's services hereunder, whether or not pending or threatened and whether or not any Indemnified Party is a party to such proceeding. The Company and the Managed Subsidiaries also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, the Managed Subsidiaries, or any person asserting claims on behalf of or in right of the Company or the Managed Subsidiaries, directly or indirectly, arising out of, or relating to, this Agreement or the Manager's services thereunder, unless it is finally judicially determined that such Liability resulted from the gross negligence, willful misconduct, bad faith or reckless disregard of duty of such Indemnified Party or fraudulent or dishonest acts of such Indemnified Party. Moreover, in no event, regardless of the legal theory advanced, shall any Indemnified Party be liable to the Company, the Managed Subsidiaries, or any person asserting claims on behalf of or in the right of the Company or the Managed Subsidiaries for any consequential, indirect, incidental or special damages of any nature. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or the Managed Subsidiaries or any Affiliate of the Company or the Managed Subsidiaries in which such Indemnified Party is not named as a defendant, the Company and the Managed Subsidiaries agree to reimburse the Manager for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

            The Company and the Managed Subsidiaries agree that, without the Manager's prior written consent, they will not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any claim, action, suit, proceeding or investigation in respect of which indemnification could be sought hereunder (whether or not the Manager or any other Indemnified Party is an actual or potential party to such claim, action, suit, proceeding or investigation), unless (a) such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such claim action, suit, proceeding or investigation and (b) the parties agree that the terms of such settlement shall remain confidential.

            Section 11.2 Indemnification of Company. The Manager agrees to indemnify the Company and the Trust and hold each of them harmless against any Liabilities to the same extent as the foregoing indemnity from the Company and the Managed Subsidiaries to the Manager, but only insofar as it is finally judicially determined that the Liabilities arose out of or were based on the gross negligence, willful misconduct, bad faith or reckless disregard of duty of the Manager in the performance of its duties under this Agreement or its fraudulent or dishonest acts.

            Section 11.3 Indemnification. The rights of the Indemnified Parties referred to above shall be in addition to any rights that any Indemnified Party may otherwise have. The indemnities referred to in this Article XI survive the termination of this Agreement.

                                   ARTICLE XII

                     LIMITATION OF LIABILITY OF THE MANAGER

            Section 12.1 Limitation of Liability. The Manager shall not be liable for, and the Company and the Managed Subsidiaries will not take any action against the Manager to hold the Manager liable for, any error of judgment or mistake of law or for any loss suffered by the Company and the Managed Subsidiaries (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Manager's duties under this Agreement, except for a loss resulting from gross negligence, willful misconduct or bad faith on the part of the Manager in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement or its fraudulent or dishonest acts.

            Section 12.2 Manager May Rely. The Manager may take and may act upon:

            (a) the opinion or advice of legal counsel, which may be in-house counsel to the Company or the Manager, any U.S.-based law firm of recognized standing, or other legal counsel reasonably acceptable to the Board of Directors of the Company, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Company;

            (b) advice, opinions, statements or information from bankers, accountants, auditors, valuation consultants and other persons consulted by the Manager who are in each case believed by the Manager in good faith to be expert in relation to the matters upon which they are consulted;

            (c) a document which the Manager believes in good faith to be the original or a copy of an appointment by a Member in respect of an LLC Interest or holder of a Trust Certificate in respect of a share of Trust Stock of a person to act as their agent for any purpose connected with the Company; and

            (d) any other document provided to the Manager in connection with the Company upon which it is reasonable for the Manager to rely;

and the Manager will not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information or document.



                                  ARTICLE XIII

                                  LEGAL ACTIONS

            Section 13.1 Third Party Claims. (a) The Manager will notify the Company promptly of any claim made by any third Party in relation to the assets of the Company and will send to the Company any notice, claim, summons or writ served on the Manager concerning the Company.

            (b) The Manager will not without the express written consent of the Board of Directors of the Company purport to accept any claims or liabilities of which it receives notification pursuant to Section 13.1(a) above on behalf of the Company or any Managed Subsidiaries or make any settlement or compromise with any third Party in respect of the Company.


                                   ARTICLE XIV

                                  MISCELLANEOUS

            Section 14.1 Obligation of Good Faith; No Fiduciary Duties. The Manager must perform its duties under this Agreement in good faith and for the benefit of the Company. The relationship of the Manager to the Company and the Managed Subsidiaries is as an independent contractor and nothing in this Agreement shall be construed to impose on the Manager an express or implied fiduciary duty.

            Section 14.2 Compliance. (a) The Manager must (and must ensure that each of its officers and agents) comply with any law, including the Rules and Regulations and the NYSE Rules, to the extent that it concerns the functions of the Manager under this Agreement.

            (b) The Manager must maintain management systems, policies, procedures and internal contracts that reasonably ensure that the Manager observes its duties and obligations under this Agreement.

            Section 14.3 Effect of Termination. Termination of this Agreement shall not affect (i) the right of the Manager to receive payments on any unpaid balance of the compensation described in Article VII hereof earned prior to such termination and for any additional period during which the Manager serves as such for the Company or the Managed Subsidiaries or to receive reimbursement of expenses pursuant to Article IX hereof, in each case subject to applicable law or (ii) the obligations of the parties hereto under Sections 10.3 and 10.5.

            Section 14.4 Notices. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery or sent by facsimile and addressed as follows or addressed to such other person or address as such Party may designate in writing for receipt of such notice.

            If to the Company or the Managed Subsidiaries:

                  600 Fifth Avenue, 21st Floor
                  New York, New York, 10020
                  Facsimile:  (212) 581-8037
                  Attention:  David Mitchell

                  If to the Manager:

                  Macquarie Infrastructure Management (USA) Inc.
                  600 Fifth Avenue, 21st Floor
                  New York, New York, 10020
                  Facsimile:  (212) 581-8037
                  Attention:  David Mitchell


            Section 14.5 Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the Parties hereto and their respective successors.

            Section 14.6 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York.

            Section 14.7 Amendment. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the Party against which such amendment, modification or waiver is sought to be enforced.

            Section 14.8 Severability. Each provision of this Agreement is intended to be severable from the others so that if, any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof, provided, however, that the provisions governing payment of the Management Fee described in Article VII hereof are not severable.

            Section 14.9 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with regards to the subject matter of this Agreement. Any written or oral agreements, statements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect.

            IN WITNESS WHEREOF, the Company, the Managed Subsidiaries and the Manager have caused this Agreement to be executed as of the day and year first above written.

MACQUARIE INFRASTRUCTURE                  MACQUARIE INFRASTRUCTURE
     COMPANY LLC                            MANAGEMENT (USA) INC.


By: ________________________________      By:_______________________________

    Name: __________________________         Name:__________________________

    Title: _________________________         Title:_________________________



MACQUARIE INFRASTRUCTURE COMPANY INC.


By: ___________________________________

    Name: _____________________________

    Title: ____________________________


MACQUARIE YORKSHIRE LLC


By: ___________________________________

    Name: _____________________________

    Title: ____________________________


SOUTH EAST WATER LLC


By: ___________________________________

    Name: _____________________________

    Title: ____________________________


COMMUNICATIONS INFRASTRUCTURE LLC


By: ___________________________________

    Name: _____________________________

    Title: ____________________________

                                   SCHEDULE I

                               PRIORITY PROTOCOL


The Company has first priority ahead of all current and future entities managed by the Manager or managed by subsidiaries of Macquarie Bank Limited within ISF in each of the following infrastructure acquisition opportunities that are within the United States:

 -   airport fixed base operations,
 -   district energy,
 -   airport parking and
 - User Pays Assets, Contracted Assets and Regulated Assets that represent an investment of greater than AUD 40 million, subject to the Existing Qualifications set forth below:.

The above priority of the Company in User Pays Assets, Contracted Assets and Regulated Assets is subject to the following (collectively, the "EXISTING QUALIFICATIONS"):

   Roads:                                The Company has second priority after
                                         Macquarie Infrastructure Group.

   Airport Ownership:                    The Company has second priority after
                                         Macquarie Airports (consisting of
                                         Macquarie Airports Group (MAG) and
                                         Macquarie Airports (MAp)).

   Communications:                       The Company has second priority after
                                         Macquarie Communications
                                         Infrastructure Group.

   Regulated Assets (including, but not  The Company has second priority after
   limited to, electricity and gas       Macquarie Essential Assets Partnership
   transmission and distribution water   (MEAP) until such time as MEAP has and
   services):                            invested a further CAD 45 million in
                                         the United States.  Thereafter, the
                                         Company will have first priority.

The Company has first priority ahead of all current and future entities managed by the Manager or its Affiliates in all investment opportunities originated by a party other than the Manager or Affiliates of the Manager where such party offers the opportunity exclusively to the Company and not to any other entity under the management of the Manager or its Affiliates within ISF.